Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” in this registration statement and related prospectus dated August 13, 2012 and to the inclusion of our report, dated February 27, 2012, with respect to the balance sheets of MRI Interventions, Inc. as of December 31, 2011 and 2010 and the related statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2011, 2010 and 2009, in such registration statement and related prospectus.

/s/ CHERRY, BEKAERT & HOLLAND, L.L.P.

Tampa, Florida
August 13, 2012